Exhibit 99

FOR IMMEDIATE RELEASE

RPC, Inc. Announces Share Repurchases in the Fourth Quarter of 2008

ATLANTA, January 8, 2009 -- RPC, Inc. (NYSE: RES) announced today that during the fourth quarter of 2008 it purchased 400,000 shares under its share repurchase program for a total annual repurchase of 1,259,700 shares.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest and Rocky Mountain regions, and in selected international markets.  RPC’s investor Web site can be found on the Internet at www.rpc.net.

For information about RPC, Inc., please contact:

Ben Palmer
Chief Financial Officer
(404) 321-2140
irdept@rpc.net

Jim Landers
Vice President, Corporate Finance
(404) 321-2162
jlanders@rpc.net